UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 21, 2009

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 21, 2009, Granite City Food & Brewery Ltd. (the “Company”) entered into a Debt Conversion Agreement with DHW Leasing, L.L.C. (“DHW”), its primary source of financing for acquisition of furniture, fixtures and equipment (the “Agreement.”)  Under the Agreement, $15.05 million of indebtedness to DHW will be converted into 28.0 million shares of Granite City common stock at a per share conversion price of approximately $0.54 (the “Transaction”).  As a result, upon closing of the Transaction, DHW and related Dunham entities would beneficially own an aggregate of 64% of the Company’s common stock, which would constitute a change in control of the company.

Terms of the Transaction

The Transaction involves the basic terms described below:

•                                          DHW will convert all indebtedness owed to it by our company (approximately $15,050,000) into 28,000,000 shares of our common stock (the “Shares”).  As a result of the issuance, there will be a change of control of our company and DHW will beneficially own approximately 64% of our outstanding common stock following the closing.

•                                          During the first year following closing, if the average bid price of our common stock for any period of 20 consecutive trading days equals or exceeds $0.714, we will have the right, exercisable on a one-time basis, to repurchase for $.001 per share an amount of the Shares as would enable DHW to retain Shares having a market value of $20,000,000 following such repurchase.  The right may be triggered multiple times during the year, but may only be exercised once.  As an example — if the Company’s share price were to reach $1.50 for a period of 20 days and be maintained, the Company would have the right to repurchase 14,700,000 shares for $14,700.  The repurchase price is calculated based upon the closing price of our stock preceding the day we elect to repurchase.

•                                          DHW will transfer to us, free and clear of all liens and encumbrances, title to all furniture, fixtures and equipment that is subject to financing lease arrangements between our company and DHW.

•                                          Dunham Capital Management, L.L.C. and Dunham Equity Management, L.L.C. (the “Dunham Landlords”) have agreed to a limited deferral of 30% of the rent due under lease agreements between our company and the Dunham Landlords. In addition, for all rent payments due on or after June 1, 2009 under restaurant leases with the Dunham Landlords, rent has been deferred for one month.  The deferred rents must be repaid upon the first to occur of (a) our company completing a debt or equity financing in the amount of $2,000,000 or (b) upon the first anniversary of closing.  We anticipate that the monthly accrued and deferred rent will be approximately $75,000 per month commencing June 2009.

•                                          In addition to rent concessions covered by the Master Agreement entered into in February 2009 with DHW and the Dunham Landlords, DHW and the Dunham Landlords will amend the Master Agreement to provide for agreed upon rent reductions in 2009 and to use reasonable commerical efforts to seek rent reductions on real estate leases of up to $1,700,000 on leases for Dunham-owned properties and non-Dunham properties, compared to $1,500,000 under the original Master Agreement.

•                                          Upon the closing of the Transaction, our board of directors will be increased from five to seven persons.  DHW has nominated four persons to serve on our board of directors, commencing upon closing.  Two of the nominees will be “independent directors” under NASDAQ Listing Rules.  Two of our five incumbent directors, James G. Gilbertson, our Chief Financial Officer, and Arthur E. Pew III, an independent director, have agreed to resign from our board of directors upon closing.  We have also granted to DHW certain board observer rights.

•                                          For a period of two years following the closing, DHW will have the right to participate in private placements of our equity (on the same terms as other investors) so that DHW may maintain its then percentage ownership of our common stock.

•                                          Completion of the Transaction is subject to certain conditions including, but not limited to, the absence of legal proceedings, we and DHW obtaining requisite consents from third parties such as lenders, the performance by the parties of their covenants and agreements, no changes affecting us which would have a material adverse effect on our business, taken as a whole, and other customary conditions.

The foregoing description is qualified in its entirety by reference to the Debt Conversion Agreement dated September 21, 2009, which is attached hereto as Exhibit 10.1.  The press release and letter to shareholders are attached to this Form 8-K as Exhibits 99.1 and 99.2, respectively, and are incorporated in this report by reference.

Reliance on NASDAQ Exception

In anticipation of reaching this Agreement, we filed an application with the NASDAQ Stock Market for a financial viability exception to NASDAQ’s shareholder approval requirements for the transaction because the issuance of this number of shares, which results in a change in control, would ordinarily require shareholder approval under NASDAQ’s listing rules.  Because NASDAQ has granted our request for an exemption, we will not be submitting the transaction to our shareholders for approval.  As required by NASDAQ rules, we have sent a letter to our shareholders detailing the Transaction and our reliance on NASDAQ’s exemption.

In addition, because this transaction involves a change in the majority of our directors without shareholder approval, we will be filing a Schedule 14f-1 with the Securities and Exchange Commission.

Relationships Between the Parties

The members of DHW are Donald A. Dunham, Jr., Charles J. Hey and Steven J. Wagenheim. We have historically treated DHW as a related person because Steven J. Wagenheim, the President, Chief Executive Officer and a director of our company and beneficial holder of approximately 9.2% of its common stock, holds a 10.2% voting interest in DHW.  Mr. Wagenheim also has agreed to personally guarantee 20% of DHW’s indebtedness to its lenders, for which we pay Mr. Wagenheim no guarantee fee. Mr. Wagenheim is prohibited from receiving any distribution of cash and allocations of profit and loss from DHW.  The company has been advised that an agreement has been reached among the members of DHW for the termination and redemption of Mr. Wagenheim’s interest in DHW.  He will no longer be obligated to guaranty any of DHW’s obligations to banks and will have no interest of any kind in DHW.  Mr. Wagenheim will not be entitled to receive any of the shares of common stock issuable to DHW or any other benefit from the Transaction.

DHW Equipment Lease Financing

In December 2007, we entered into an Equipment Lease Commitment with DHW relating to the lease of furniture, fixtures and equipment for current and future restaurants.  This transaction was approved by our audit committee as a transaction with a related person.

Under the terms of the Equipment Lease Commitment, DHW agreed to purchase and lease to us equipment costing up to $16.0 million.  Each five-year lease is for equipment costing a minimum of $0.8 million and a maximum of $1.25 million per restaurant.  Payments due DHW have an interest rate equal to the DHW bank base rate plus 4.8%.  Principal payments on the amounts borrowed will depend upon the repayment schedule specified by the banks that have provided the financing commitments to DHW. The lease financing is subject to the availability of financing commitments to DHW from its lenders.  Our company and DHW have agreed upon a form of master equipment lease that provides, among other things, for a lease fee equal to 0.25% of the principal amount financed upon origination of each equipment lease.  We have the option to purchase the leased equipment for $1.00 upon payment in full of all rent payments due under each lease. We are not obligated to enter into any equipment leases with DHW and DHW is not obligated to provide equipment leases for restaurants that are not developed and constructed by Dunham Capital Management, L.L.C. (“DCM”).

As of April 9, 2009, DHW had purchased and leased to us equipment at costing $16.0 million under this Equipment Lease Commitment.  The value of the equipment financed at each restaurant is approximately $1.0 million and the annual interest rate on each lease ranges from 10.3% to 12.3%.  In connection with the DHW financing, we also entered into amendments to eight lease agreements with Dunham.  Pursuant to these amendments, lease rates at the applicable restaurant locations will increase by 10% every five years, commencing on January 1, 2013, January 1, 2014 or January 1, 2015, depending on the restaurant.

Master Agreement

In February 2009, we entered into a master agreement with DCM, DHW and Dunham Equity Management, L.L.C (“DEM”) (collectively, the “Dunham Entities”) to provide rent or other cash flow reductions to our company in the amount of $2,500,000 for the calendar year 2009 and $1,500,000 for calendar year 2010 (the “Master Agreement”).  At the time of entering into the Master Agreement, DCM had an ownership interest in 16 of our 26 operating restaurant properties.  This transaction was approved by our audit committee as a transaction with a related person.  We obtained a draw of $1.0 million under the DHW Equipment Lease Commitment concurrent with our entry into the Master Agreement, which is included in the $16.0 million above-referenced amount financed as of April 9, 2009.  DHW also agreed to amend and restate the Equipment Lease Commitment to reflect negotiated rent reductions on such financing leases.  The rent reductions are from the following areas: reductions from leases where a Dunham Entity is either a landlord or sublandlord; reductions from financing leases; reductions in rent derived by Dunham Entities from ground lease landlords; and reductions from landlords of non-Dunham Entity — controlled properties.  The Master Agreement also provides that the Dunham Entities will amend and restate applicable leases and subleases with our company to reflect negotiated rent reductions.  We commenced paying reduced rent in January 2009 in anticipation of finalizing the Master Agreement, which reductions are deemed to be part of the negotiated rent reductions.  DCM has agreed to use reasonable efforts to secure rent reductions from each of its current ground lease landlords, which rent reductions will be considered a part of the overall rent reductions which the Dunham Entities have agreed to provide.  As a part of the Master Agreement, DCM has agreed to amend its leases with us that are currently treated as capital leases for accounting purposes by reducing their terms to periods which will thereafter qualify the leases to be treated as operating leases in accordance with generally accepted accounting principles.  Each lease will be modified for a term of not less than 10 years and will provide that the tenant will have three consecutive options to extend the leases for five years per extension.

In consideration of the agreements of DCM provided in the Master Agreement, we issued to the Dunham Entities a warrant to purchase 1,000,000 shares of common stock of our company at an exercise price equal to 110% of $0.24, which was the closing price of our common stock on the trading date prior to the date of signing the Master Agreement.  We also agreed to the following additional provisions: to provide DCM with financial information concerning our operations, including a monthly comparison of actual income and expense compared to budgeted income and expense; to allow DCM, for a period of two years or such earlier time that the Master Agreement shall have been terminated, to appoint a board observer who will have the right to attend board meetings; to provide for a chairman of our board of directors who is an independent director; to confirm our obligation to reimburse DCM for out-of-pocket losses incurred in the closing of the Rogers, Arkansas location and resulting from the decision not to build on the Troy, Michigan site, less net sales proceeds from any real estate or lease income associated with such sites; to refrain from developing any new restaurants in 2009 without the consent of DCM (which will not be unreasonably delayed or withheld), with the exception of the Indianapolis, Indiana restaurant; and to amend certain leases to provide that we will pledge to DCM the liquor license owned by us for such restaurant locations.

ITEM 5.02                                     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION FO DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)          As described above, two of our five incumbent directors, James G. Gilbertson, our Chief Financial Officer, and Arthur E. Pew III, an independent director, have agreed to resign from our board of directors upon closing of the Transaction.

ITEM 9.01            FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: September 21, 2009	By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.1	Debt Conversion Agreement between Granite City Food & Brewery, Ltd. and DHW Leasing, L.L.C., dated September 21, 2009.

Exhibit 99.1	Press release dated September 21, 2009.

Exhibit 99.2	Letter to Shareholders dated September 21, 2009.